Exhibit 99.1

News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Media Contact

Susan Nelson

Vice President, Global Communications

and Public Affairs

Dine Brands Global, Inc.

818-637-4726

Dine Brands Global, Inc. Reports Third Quarter 2020 Results

Improving Sales Trends and Off-Premise Growth Continue

Liquidity and Cash Position Remain Strong

97% of Domestic Restaurants Open

GLENDALE, Calif., October 28, 2020 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the third quarter of 2020.

“We continue to execute on our strategy to stabilize our business and restore growth, which resulted in both brands delivering continued improvements during this challenging time for our industry. I want to thank our franchisees and team members who have been working tirelessly this year. They have adapted to the significant challenges of 2020 with remarkable agility, bringing our delicious, affordable food to guests in a low-contact and safe manner,” said Steve Joyce, Chief Executive Officer of Dine Brands Global, Inc.

Mr. Joyce added, “We believe that both Applebee’s and IHOP are well-positioned to build on the impressive expansion of our off-premise growth, return restaurant sales to pre-pandemic levels and resume our solid history of growth. As state and local governments began to ease restrictions on dining room service, our off-premise business at each brand still drove robust sales. While consumer behavior has shifted due to the pandemic, we are committed to providing our guests with a safe environment to dine and look forward to welcoming them back.”

Domestic System-Wide Comparable Same-Restaurant Sales Performance

Domestic Same-Restaurant Sales		Preliminary Sales
	Q3 2020	Q4 QTD through WE 10/25
Applebee’s	(13.3%)	(1.9%)
IHOP	(30.2%)	(24.0%)

Domestic Same-Restaurant Sales (Week Ending)

	WE 7/5	WE 7/12	WE 7/19	WE 7/26	WE 8/2	WE 8/9	WE 8/16	WE 8/23	WE 8/30	WE 9/6	WE 9/13	WE 9/20	WE 9/27
Applebee’s	(22.3%)	(17.0%)	(18.9%)	(15.6%)	(17.2%)	(15.2%)	(14.7%)	(13.4%)	(10.7%)	(10.6%)	(9.3%)	(6.9%)	0.4%
IHOP	(40.4%)	(35.7%)	(39.1%)	(35.0%)	(33.0%)	(31.1%)	(29.9%)	(29.0%)	(28.5%)	(27.0%)	(12.2%)	(23.9%)	(23.5%)

Domestic Same-Restaurant Sales (Week Ending)

	October Sales Are Preliminary
	WE 10/4	WE 10/11	WE 10/18	WE 10/25
Applebee’s	(1.6%)	(1.4%)	(1.9%)	(2.5%)
IHOP	(24.3%)	(26.3%)	(23.7%)	(21.7%)

Third Quarter of 2020

•

Applebee’s comparable same-restaurant sales improved 10 out of 13 weeks through the week ended September 27, 2020 from a decline of 22.3% to an increase of 0.4%, representing a net increase of 22.7 percentage points during this period.

•

IHOP’s comparable same-restaurant sales improved 10 out of 13 weeks through the week ended September 27, 2020 from a decline of 40.4% to a decline of 23.5%, representing an increase of 16.9 percentage points during this period.

•

Comparable same-restaurant sales for the third quarter of 2020 declined at both Applebee’s and IHOP primarily due to the impact of COVID-19 and related governmental restrictions on in-restaurant dining operations at the federal, state and local levels, which resulted in a meaningful decline in traffic for the third quarter of 2020.

•

As of September 30, 2020, 3,191 of our domestic restaurants, or 97%, were open for either dine-in service or off-premise service comprised of take-out and delivery. This compares to 95% as of June 30, 2020.

Off-Premise and Dine-In Sales Growth Comparison

•

Off-premise sales at both Applebee’s and IHOP increased significantly primarily as a result of COVID-19 and related governmental mandates, which placed restrictions on dine-in service, and a shift in consumer behavior.

•	Applebee’s off-premise sales accounted for 34.6% of sales mix for the third quarter of 2020, as compared to 60.5% of sales mix for the second quarter of 2020.

•	Applebee’s delivery sales accounted for 11.5% of sales mix and take-out sales accounted for 23.1% of sales mix for the third quarter of 2020.

•	Applebee’s online sales accounted for 12.2% of total sales for the third quarter of 2020. This compares to 22.9% of total sales for the second quarter of 2020.

•	IHOP’s off-premise sales accounted for 32.4% of sales mix for the third quarter of 2020, as compared to 53.6% of sales mix for the second quarter of 2020.

•	IHOP’s delivery sales accounted for 15.7% of sales mix and take-out sales accounted for 18.3% of sales mix for the third quarter of 2020.

•	IHOP’s online sales accounted for 22.0% of total sales for the third quarter of 2020. This compares to 34.7% of total sales for the second quarter of 2020.

Third Quarter of 2020 Summary

•

GAAP earnings per diluted share of $0.60 for the third quarter of 2020 compared to earnings per diluted share of $1.36 for the third quarter of 2019. This variance was primarily due to a decline in gross profit as result of a significant decrease in customer traffic due to governmental measures to stem the spread of the coronavirus and related changes in consumer behavior.

•

Adjusted earnings per diluted share of $0.80 for the third quarter of 2020 compared to adjusted earnings per diluted share of $1.55 for the third quarter of 2019. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•

General and administrative expenses for the third quarter of 2020 declined 5.3% year-over-year to $36.9 million from $38.9 million for the third quarter of 2019. The improvement was mainly due to a reduction in travel expenses.

•	Net income of $10.0 million for the third quarter of 2020 compared to net income of $23.9 million for the third quarter of 2019.

•

Consolidated adjusted EBITDA for the third quarter of 2020 was $42.7 million. This compares to $63.4 million for the third quarter of 2019. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

Cash flows from operating activities for the first nine months of 2020 was $36.7 million. This compares to cash flows from operating activities of $105.6 million for the first nine months of 2019. The decrease mainly was due to a decline in gross profit discussed above and payment deferrals we offered to our franchisees primarily for the months of March 2020 and April 2020.

•

The Company had adjusted free cash flow of $35.6 million for the first nine months of 2020. This compares to adjusted free cash flow of $100.8 million for the first nine months of 2019. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•

GAAP net income available to common stockholders was $9.7 million, or earnings per diluted share of $0.60, for the third quarter of 2020. This compares to net income available to common stockholders of $23.1 million, or earnings per diluted share of $1.36, for the third quarter of 2019. The decrease in net income was primarily due to the decline in gross profit discussed above. This item was partially offset by a decline in general and administrative expenses.

•

Adjusted net income available to common stockholders was $13.0 million, or adjusted earnings per diluted share of $0.80, for the third quarter of 2020. This compares to adjusted net income available to common stockholders of $26.4 million, or adjusted earnings per diluted share of $1.55, for the third quarter of 2019. The decrease in adjusted net income was primarily due to lower gross profit for the reason described above. This item was partially offset by fewer weighted average diluted shares outstanding and lower general and administrative expenses. (See “Non-GAAP Financial Measures” below.)

Cash Position

Dine Brands has taken precautionary measures to increase the Company’s financial flexibility due to the conditions caused by COVID-19. As previously disclosed on March 19, 2020, the Company drew $220 million from its revolving financing facility, all of which remains drawn as of September 30, 2020. As of September 30, 2020, $2.8 million was pledged against the revolving financing facility for outstanding letters of credit.

As of September 30, 2020, the Company had $389.6 million of total cash, including restricted cash of $80.3 million. When excluding the $220 million the Company drew from its revolving financing facility, the Company had total cash of $169.6 million as of September 30, 2020, slightly below total cash of $172.5 million as of December 31, 2019. The Company believes that its asset-light business model and cash position will continue to provide strong liquidity during the pandemic.

The Company makes $16.4 million of quarterly interest payments on its Series 2019-1 Class A-2-I, Fixed Rate Senior Secured Notes and Series 2019-1 Class A-2-II, Fixed Rate Senior Secured Notes (the “Class A-2-I Notes”, together with the “Class A-2-II Notes”, the “Class A-2 Notes”). In addition, the Company anticipates making a principal payment of $3.25 million on its Class A-2 Notes beginning in the fourth quarter of 2020. The quarterly principal payments under the Class A-2 Notes may be voluntarily suspended when the leverage ratio for the Company and its subsidiaries is less than or equal to 5.25x. As of September 30, 2020, the Company’s leverage ratio was 6.67x.

The Company voluntarily doubled its interest reserve on its Class A-2 Notes during the second quarter of 2020 to $32.8 million to enhance its securitization structure. This increased restricted cash by $16.4 million.

GAAP Effective Tax Rate

Our effective tax rate for the third quarter of 2020 was a 9.5% tax benefit compared to a 24.6% expense for the third quarter of 2019. The variance is primarily due to the release of unrecognized tax benefits incurred in the third quarter of 2020.

Financial Performance Guidance for the Fourth Quarter of 2020

The Company disclosed on March 19, 2020 that it believes its consolidated financial results for 2020 could be materially impacted by the global impact from COVID-19. While significant uncertainty remains, the Company is providing the following guidance for the fourth quarter of 2020 and assumes no obligation to update or supplement this information.

•	Barring any unforeseen circumstances, the Company expects the trajectory for domestic system-wide comparable same-restaurant sales for both Applebee’s and IHOP to gradually improve.

•	Domestic development activity by Applebee’s franchisees is expected to result in net closures of approximately 15 restaurants in the fourth quarter of 2020.

•

Given the impact of the pandemic on individual restaurant-level economics, the Company is evaluating the viability of greatly underperforming domestic IHOP restaurants. Based on the Company’s current assessment, it expects the evaluation could result in the net closure of less than 100 restaurants over the next 6 months.

•

General and administrative expenses for the fourth quarter of 2020 are expected to be approximately $45 million, including non-cash stock-based compensation expense and depreciation totaling approximately $7 million. This projection includes approximately $1 million of general and administrative expenses related to the company restaurants.

Applebee’s Reopening Update

As of September 30, 2020, out of 1,614 domestic Applebee’s franchise and company-operated restaurants, 1,595 were open for in-restaurant dining, three were open for only off-premise sales, comprised of take-out and delivery, and 16 were temporarily closed.

IHOP Reopening Update

As of September 30, 2020, out of 1,683 domestic IHOP franchise and area license restaurants, 1,425 were open for in-restaurant dining, 167 were open only for off-premise sales, comprised of take-out and delivery, and 91 were temporarily closed.

Third Quarter of 2020 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on October 28, 2020 at 9:00 a.m. Pacific Time.

To participate on the call, please dial (833) 528-0602 and enter the conference identification number 9698674. International callers, please dial (830) 221-9708 and enter the conference identification number

9698674.

A live webcast of the call will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 12:00 p.m. Pacific Time on October 28, 2020 through 11:00 a.m. Pacific Time on November 4, 2020 by dialing (855) 859-2056 and entering the conference identification number 9698674. International callers, please dial (404) 537-3406 and enter the conference identification number 9698674. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,600 restaurants combined in 17 countries and approximately 370 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on the Company; the effectiveness of related containment measures; general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$69,820	$88,686	$191,915	$275,912
Advertising revenues	51,932	67,514	142,750	211,882

Total franchise revenues	121,752	156,200	334,665	487,794
Company restaurant sales	27,353	30,548	75,427	100,034
Rental revenues	26,194	28,970	78,910	89,559
Financing revenues	1,344	1,687	4,237	5,280

Total revenues	176,643	217,405	493,239	682,667

Cost of revenues:
Franchise expenses:
Advertising expenses	51,932	67,514	142,750	211,882
Bad debt expense (credit)	2,845	(662)	8,416	(1,254)
Other franchise expenses	5,858	7,724	15,999	23,159

Total franchise expenses	60,635	74,577	167,165	233,787
Company restaurant expenses	28,303	30,361	79,774	93,131
Rental expenses:
Interest expense from finance leases	1,106	1,351	3,453	4,325
Other rental expenses	19,692	21,251	61,121	63,841

Total rental expenses	20,798	22,602	64,574	68,166
Financing expenses	123	145	393	437

Total cost of revenues	109,859	127,685	311,906	395,521

Gross profit	66,784	89,720	181,333	287,146
General and administrative expenses	36,873	38,922	105,351	121,105
Interest expense, net	16,844	15,238	49,143	45,233
Impairment and closure charges	168	157	124,521	640
Amortization of intangible assets	2,659	2,925	8,240	8,774
Loss on extinguishment of debt	—	—	—	8,276
Loss on disposition of assets	1,087	746	2,630	1,187

Income (loss) before income taxes	9,153	31,732	(108,552)	101,931
Income tax benefit (provision)	865	(7,815)	6,119	(24,981)

Net income (loss)	$10,018	$23,917	$(102,433)	$76,950

Net income (loss) available to common stockholders:
Net income (loss)	$10,018	$23,917	$(102,433)	$76,950
Less: Net income allocated to unvested participating restricted stock	(329)	(795)	(420)	(2,621)

Net income (loss) available to common stockholders	$9,689	$23,122	$(102,853)	$74,329

Net income (loss) available to common stockholders per share:
Basic	$0.60	$1.38	$(6.34)	$4.35

Diluted	$0.60	$1.36	$(6.34)	$4.27

Weighted average shares outstanding:
Basic	16,221	16,762	16,229	17,095

Diluted	16,283	17,055	16,229	17,432

Dividends declared per common share	—	$0.69	$0.76	$2.07

Dividends paid per common share	$0.00	$0.69	$1.45	$2.01

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$309,278	$116,043
Receivables, net of allowance of $12,221 (2020) and $3,138 (2019)	122,148	136,869
Restricted cash	47,511	40,732
Prepaid gift card costs	25,690	36,077
Prepaid income taxes	13,831	13,290
Other current assets	5,942	3,906

Total current assets	524,400	346,917
Other intangible assets, net	552,943	575,103
Operating lease right-of-use assets	355,766	366,931
Goodwill	251,628	343,862
Property and equipment, net	195,105	216,420
Long-term receivables, net of allowance of $9,854 (2020) and $8,155 (2019)	69,898	85,999
Deferred rent receivable	62,458	70,308
Non-current restricted cash	32,800	15,700
Other non-current assets, net	25,918	28,271

Total assets	$2,070,916	$2,049,511

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$13,000	$—
Accounts payable	28,930	40,925
Gift card liability	114,495	159,019
Current maturities of operating lease obligations	75,470	72,815
Current maturities of finance lease and financing obligations	13,116	13,669
Accrued employee compensation and benefits	17,498	23,904
Dividends payable	—	11,702
Deferred franchise revenue, short-term	7,862	10,086
Accrued advertising expenses	28,338	8,760
Other accrued expenses	22,402	17,032

Total current liabilities	321,111	357,912
Long-term debt	1,494,538	1,288,248
Operating lease obligations, less current maturities	351,927	359,025
Finance lease obligations, less current maturities	72,349	77,393
Financing obligations, less current maturities	34,488	37,682
Deferred income taxes, net	83,502	98,499
Deferred franchise revenue, long-term	54,101	56,944
Other non-current liabilities	15,264	15,582

Total liabilities	2,427,280	2,291,285

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; September 30, 2020—24,883,124 issued, 16,416,695 outstanding; December 31, 2019—24,925,447 issued, 16,521,921 outstanding	249	249
Additional paid-in-capital	255,907	246,192
(Accumulated deficit) retained earnings	(53,992)	61,653
Accumulated other comprehensive loss	(56)	(58)
Treasury stock, at cost; shares: September 30, 2020—8,466,429; December 31, 2019—8,403,526	(558,472)	(549,810)

Total stockholders’ deficit	(356,364)	(241,774)

Total liabilities and stockholders’ deficit	$2,070,916	$2,049,511

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(102,433)	$76,950
Adjustments to reconcile net (loss) income to cash flows provided by operating activities:
Impairment and closure charges	124,469	640
Depreciation and amortization	32,053	31,515
Non-cash stock-based compensation expense	9,193	8,220
Non-cash interest expense	1,990	2,722
Deferred income taxes	24,172	(2,890)
Deferred revenue	(5,067)	(6,590)
Loss on extinguishment of debt	—	8,276
Loss on disposition of assets	2,630	1,187
Other	1,173	(4,584)
Changes in operating assets and liabilities:
Accounts receivable, net	(27,849)	4,233
Current income tax receivables and payables	(41,426)	7,101
Gift card receivables and payables	(1,980)	(15,868)
Other current assets	(2,034)	(3,519)
Accounts payable	6,777	359
Accrued employee compensation and benefits	(6,406)	(6,069)
Accrued advertising	19,579	(1,366)
Other current liabilities	1,887	5,282

Cash flows provided by operating activities	36,728	105,599

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	15,731	16,156
Net additions to property and equipment	(9,088)	(13,360)
Proceeds from sale of property and equipment	517	400
Additions to long-term receivables	(1,475)	(6,955)
Other	(358)	(258)

Cash flows provided by (used in) investing activities	5,327	(4,017)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,300,000
Repayment of long-term debt	—	(1,283,750)
Borrowing from revolving credit facility	220,000	—
Repayment of revolving credit facility	—	(25,000)
Payment of debt issuance costs	—	(12,707)
Dividends paid on common stock	(23,934)	(35,273)
Repurchase of common stock	(29,853)	(90,073)
Principal payments on finance lease obligations	(9,034)	(10,329)
Proceeds from stock options exercised	20,523	10,672
Tax payments for restricted stock upon vesting	(2,438)	(2,589)
Other	(205)	—

Cash flows provided by (used in) financing activities	175,059	(149,049)

Net change in cash, cash equivalents and restricted cash	217,114	(47,467)
Cash, cash equivalents and restricted cash at beginning of period	172,475	200,379

Cash, cash equivalents and restricted cash at end of period	$389,589	$152,912

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income (loss) available to common stockholders to net income available to common stockholders, as adjusted for the following items: Impairment and closure charges; amortization of intangible assets; non-cash interest expense; debt; nonrecurring restaurant costs; gain or loss on disposition of assets; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss) available to common stockholders, as reported	$9,689	$23,122	$(102,853)	$74,329
Impairment and closure charges	168	157	124,521	640
Amortization of intangible assets	2,659	2,925	8,240	8,774
Loss on extinguishment of debt	—	—	—	8,276
Non-cash interest expense	672	639	1,990	2,722
Nonrecurring restaurant costs	—	54	—	383
Loss on disposition of assets	1,087	746	2,630	1,187
Net income tax provision for above adjustments	(1,146)	(1,175)	(11,287)	(5,715)
Net income allocated to unvested participating restricted stock	(112)	(113)	(367)	(567)

Net income available to common stockholders, as adjusted	$13,017	$26,355	$22,874	$90,029

Diluted net income available to common stockholders per share:
Net income (loss) available to common stockholders, as reported	$0.60	$1.36	$(6.34)	$4.27
Impairment and closure charges	0.01	0.01	7.15	0.03
Amortization of intangible assets	0.12	0.13	0.38	0.37
Loss on extinguishment of debt	—	—	—	0.35
Non-cash interest expense	0.03	0.03	0.09	0.12
Nonrecurring restaurant costs	—	0.00	—	0.02
Loss on disposition of assets	0.05	0.03	0.12	0.05
Net income allocated to unvested participating restricted stock	(0.01)	(0.01)	(0.02)	(0.03)
Rounding	—	—	0.02	(0.01)

Diluted net income available to common stockholders per share, as adjusted	$0.80	$1.55	$1.40	$5.17

Numerator for basic EPS - income available to common stockholders, as adjusted	$13,017	$26,355	$22,874	$90,029
Effect of unvested participating restricted stock using the two-class method	1	8	2	39

Numerator for diluted EPS - income available to common stockholders, as adjusted	$13,018	$26,363	$22,876	$90,068

Denominator for basic EPS - weighted-average shares	16,221	16,762	16,229	17,095
Dilutive effect of stock options	62	293	86	337

Denominator for diluted EPS - weighted-average shares	16,283	17,055	16,315	17,432

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Nine Months Ended
	September 30,
	2020	2019
	(In millions)
Cash flows provided by operating activities	$36.7	$105.6
Receipts from notes and equipment contracts receivable	8.0	8.6
Additions to property and equipment	(9.1)	(13.4)

Adjusted free cash flow	35.6	100.8
Dividends paid on common stock	(23.9)	(35.3)
Repurchase of Dine Brands Global common stock	(29.9)	(90.1)

	$(18.2)	$(24.6)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income (loss), adjusted for the effect of impairment and closure charges, interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the company and to make certain business decisions.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income (loss), as reported	$10,018	$23,917	$(102,433)	$76,950
Impairment and closure charges	168	157	124,521	640
Interest charges on finance leases	1,605	1,866	4,974	5,919
All other interest charges	17,437	15,794	51,336	47,880
Income tax (benefit) provision	(865)	7,815	(6,119)	24,981
Depreciation and amortization	10,685	10,715	32,030	31,515
Non-cash stock-based compensation	2,524	2,326	9,194	8,220
Loss on extinguishment of debt	—	—	—	8,276
Loss on disposition of assets	1,087	746	2,630	1,187
Other taxes	67	58	372	497

Adjusted EBITDA	$42,726	$63,394	$116,505	$206,065

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and nine months ended September 30, 2020 and 2019, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Applebee’s
Effective Restaurants(a)
Franchise	1,636	1,741	1,620	1,752
Company	69	69	68	69

Total	1,705	1,810	1,688	1,821

System-wide(b)
Domestic sales percentage change(c)	(16.7)%	(3.8)%	(27.6)%	(2.7)%
Domestic same-restaurant sales percentage change(d)	(13.3)%	(1.6)%	(24.1)%	(0.1)%

Franchise(b)
Domestic sales percentage change(c) (e)	(16.9)%	(6.8)%	(27.7)%	(5.9)%
Domestic same-restaurant sales percentage change(d)	(13.4)%	(1.7)%	(24.1)%	(0.2)%
Average weekly domestic unit sales (in thousands)	$39.2	$45.0	$36.6	$47.7
IHOP
Effective Restaurants(a)
Franchise	1,530	1,667	1,517	1,660
Area license	157	158	153	156

Total	1,687	1,825	1,670	1,816

System-wide(b)
Sales percentage change(c)	(34.4)%	1.2%	(37.6)%	2.2%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	(30.2)%	0.03%	(33.8)%	1.1%

Franchise(b)
Sales percentage change(c)	(34.3)%	1.1%	(37.6)%	2.2%
Domestic same-restaurant sales percentage change(d)	(29.9)%	0.03%	(33.6)%	1.0%
Average weekly unit sales (in thousands)	$25.6	$35.7	$24.9	$36.5

Area License (b)
Sales percentage change(c)	(35.0)%	2.4%	(37.1)%	2.4%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

(a)

“Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company.

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and nine months ended September 30, 2020 and 2019 and sales by company-operated restaurants were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In millions)
Reported sales
Applebee’s domestic franchise restaurant sales	$778.2	$936.5	$2,168.4	$2,997.2
Applebee’s company-operated restaurants	27.3	30.5	75.4	100.0
IHOP franchise restaurant sales	508.3	773.9	1,475.2	2,364.4
IHOP area license restaurant sales	46.2	71.1	136.6	217.2

Total	$1,360.0	$1,812.0	$3,855.6	$5,678.8

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period.

(e)	The franchise sales percentage change for 2019 was impacted by the acquisition of 69 franchise restaurants in December 2018 now reported as company-operated.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Applebee’s Restaurant Development Activity
Summary - beginning of period:
Franchise	1,680	1,746	1,718	1,768
Company restaurants	69	69	69	69

Total Applebee’s restaurants, beginning of period	1,749	1,815	1,787	1,837

Franchise restaurants opened
Domestic	1	—	1	—
International	3	—	3	1

Total franchise restaurants opened	4	—	4	1

Franchise restaurants permanently closed:
Domestic	(20)	(9)	(52)	(26)
International	(5)	(2)	(11)	(8)

Total franchise restaurants permanently closed	(25)	(11)	(63)	(34)

Net franchise restaurant reduction	(21)	(11)	(59)	(33)

Summary - end of period:
Franchise	1,659	1,735	1,659	1,735
Company	69	69	69	69

Total Applebee’s restaurants, end of period	1,728	1,804	1,728	1,804

Domestic	1,614	1,667	1,614	1,667
International	114	137	114	137
IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,666	1,669	1,680	1,669
Area license	157	159	161	162

Total IHOP restaurants, beginning of period	1,823	1,828	1,841	1,831

Franchise/area license restaurants opened:
Domestic franchise	1	8	8	23
Domestic area license	2	3	3	5
International franchise	3	7	5	9

Total franchise/area license restaurants opened	6	18	16	37

Franchise/area license restaurants permanently closed:
Domestic franchise	(16)	(7)	(35)	(19)
Domestic area license	—	(1)	(3)	(6)
International franchise	(6)	(2)	(10)	(7)
International area license	—	—	(2)	—

Total franchise/area license restaurants permanently closed	(22)	(10)	(50)	(32)

Net franchise/area license restaurant (reduction) addition	(16)	8	(34)	5

Summary - end of period
Franchise	1,648	1,675	1,648	1,675
Area license	159	161	159	161

Total IHOP restaurants, end of period	1,807	1,836	1,807	1,836

Domestic	1,683	1,708	1,683	1,708
International	124	128	124	128